CONSENT OF DIRECTOR DESIGNEE


     The undersigned, who has been designated for election as a director of Peoples Telephone Company, Inc., a New York corporation (the "Company"), by UBS Capital Corporation, hereby (i) consents to being so designated for the position of director of the Company and to serve as such if elected, and (ii) consents to being named as a director designee in the Company's Registration Statement on Form S-4 relating to the proposed exchange offer for the Company's 12 1-4% Senior Notes due 2002, and all amendments thereto.




Executed this 24th day of July, 1995.

                                               /s/ JEFFREY J. KEENAN
                                                   -----------------
                                                   Jeffrey J. Keenan